Exhibit 99.2

Groupon agrees to sell Ticket Monster stake to KKR, Anchor;

Announces new $300 million share repurchase program

Also recasts guidance for first quarter and full year 2015

CHICAGO — Groupon announced today it has entered an agreement to sell a controlling 46 percent fully diluted stake in Ticket Monster (TMON), its South Korean e-commerce business, for $360 million, to a partnership formed by leading global investment firm KKR and Hong Kong-based Anchor Equity Partners. The investments value Ticket Monster at $782 million on a fully diluted basis, assuming a full vesting of management’s 13 percent stake. At closing, Groupon will retain a fully diluted 41 percent stake in TMON.

The gain on the sale is expected to be between $195 million and $205 million on a pre-tax basis and will be recorded at the close of the transaction. Per the agreement, Groupon will receive $285 million in cash, with the remainder paid to TMON. Groupon acquired TMON in January 2014 for $260 million.

“As the Korean market developed, it became obvious that TMON would benefit from additional resources and local expertise in its drive to be the leading social commerce company in Korea,” said Groupon CEO Eric Lefkofsky. “We look forward to watching TMON’s success as a continued large shareholder in the company.”

The TMON sale is expected to close in the second quarter of 2015, subject to regulatory and customary closing conditions. Groupon intends to use the proceeds from the sale for general corporate purposes and share repurchases.

TMON will be treated as a discontinued operation for purposes of financial reporting, effective in the first quarter of 2015. Accordingly, Groupon has recast its guidance for the first quarter and full year of 2015. Reflecting the TMON sale, as well as changes in foreign exchange rates, Groupon now expects first quarter 2015 revenue between $720 and $770 million, adjusted EBITDA between $58 and $78 million and non-GAAP earnings per share (from continuing operations) between $0.01 and $0.03. For the full year, Groupon continues to expect adjusted EBITDA of greater than $315 million. This recast guidance is based on preliminary estimates and is subject to change.

Groupon will report results for its 2015 first quarter on May 5, 2015.

The company also announced its Board of Directors has approved a new $300 million share repurchase program, subject to the closing of the TMON sale. The authorization includes the flexibility for accelerated repurchases and purchases over time in the open market in accordance with our current practice. The new plan is expected to commence with the closing of the TMON sale and will run through August of 2017. Groupon expects to continue repurchases under its existing $300 million share repurchase program approved in 2013. That program had $83 million of authorized repurchases remaining as of March 31, 2015, and is set to expire in August of 2015. Share repurchases are subject to market conditions and other factors.

Further details about the transaction and share repurchase program can be found in Groupon’s Form 8-K, filed today with the SEC, as well as on slides posted to the company’s Investor Relations website.

About Groupon

Groupon (NASDAQ: GRPN) is a global leader of local commerce and the place you start when you want to buy just about anything, anytime, anywhere. By leveraging the company’s global relationships and scale, Groupon offers consumers a vast marketplace of unbeatable deals all over the world. Shoppers discover the best a city has to offer on the web or on mobile with Groupon Local, enjoy vacations with Groupon Getaways, and find a curated selection of electronics, fashion, home furnishings and more with Groupon Goods.

Groupon is redefining how traditional small businesses attract, retain and interact with customers by providing merchants with a suite of products and services, including customizable deal campaigns, credit card payment processing capabilities, and point-of-sale solutions that help businesses grow and operate more effectively.To search for great deals or subscribe to Groupon emails, visit www.Groupon.com. To download Groupon’s top-rated mobile apps, visit www.groupon.com/mobile. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.GrouponWorks.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the factors included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.groupon.com or the SEC’s web site at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Groupon undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in our expectations.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (U.S. GAAP), we have provided the following non-GAAP financial measures in this release: adjusted EBITDA and non-GAAP earnings (loss) per share. These non-GAAP financial measures are presented to aid investors in better understanding Groupon’s performance and to facilitate comparisons to many of our peers who present similar measures. However, these measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

Adjusted EBITDA is a non-GAAP financial measure that we define as net income (loss) excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net, and income (loss) from discontinued operations. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future plans and make strategic decisions regarding the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

Non-GAAP earnings (loss) per share adjusts our earnings (loss) per share to exclude the impact of stock-based compensation expense, amortization of acquired intangible assets, acquisition-related expense (benefit), net, non-operating foreign currency gains and losses on intercompany balances, and income (loss) from discontinued operations, and the income tax effect of those items. We believe that this non-GAAP financial measure provides useful supplemental information for evaluating our operating performance.